Exhibit 99.1

HAMPDEN BANCORP, INC. STOCKHOLDERS APPROVE MERGER

SPRINGFIELD, MA - March 12, 2015 - Hampden Bancorp, Inc. (NASDAQ: HBNK) today announced that its stockholders have voted to approve the previously announced merger of Hampden with Berkshire Hills Bancorp, Inc. The companies expect to complete the merger in April 2015, although there can be no assurance that the closing will occur then. Consummation of the merger is subject to approval by state and federal regulatory agencies.

On November 4, 2014, Hampden and Berkshire announced that they had entered into a definitive merger agreement under which Berkshire will acquire Hampden and its subsidiary, Hampden Bank, in an all-stock transaction. Under the terms of the merger agreement, each outstanding share of Hampden common stock will be exchanged for 0.81 shares of Berkshire Hills common stock.

Berkshire will have a pro forma market cap of approximately $740 million and 100 branches serving customers and communities across New England and New York.

ABOUT HAMPDEN BANCORP, INC.
Hampden Bancorp, Inc. (NASDAQ: HBNK) is the holding company of Hampden Bank. Established in 1852, Hampden Bank is a full service community bank serving the families and businesses in and around Hampden County. The Bank has ten office locations in Springfield, Agawam, Longmeadow, West Springfield, Wilbraham, and Indian Orchard. Hampden Bank offers customers the latest in internet banking, including on-line banking and bill payment services.

FORWARD-LOOKING STATEMENTS
This document contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about the proposed merger of Berkshire and Hampden. These statements include statements regarding the anticipated closing date of the transaction and anticipated future results. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include delays in completing the merger, difficulties in integrating Berkshire and Hampden, increased competitive pressures, changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business in which Berkshire and Hampden are engaged, changes in the securities markets and other risks and uncertainties disclosed from time to time in documents that Berkshire and Hampden, respectively, file with the Securities and Exchange Commission.

Contact
Glenn S. Welch,
413-452-5144,
gwelch@hampdenbank.com
President and Chief Executive Officer